Exhibit 10.4(a)

AMENDMENT NO.1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the “Amendment”) dated as of February 1, 2016 is entered into between Christopher J. Baldwin (the “Executive”), BJ’s Wholesale Club, Inc., a Delaware corporation (the “Company”), and Beacon Holding Inc., a Delaware corporation (“Beacon”).

W I T N E S S E T H

WHEREAS, the parties desire to make certain amendments to that certain Employment Agreement by and among the parties, dated as of September 1, 2015 (the “Agreement”); and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is acknowledged by each party, and intending to be legally bound hereby, the Company, Beacon and the Executive agree that, effective as of the date hereof, the Agreement is hereby amended as follows:

A. Amendment

i.	Section 1.2 of the Agreement is deleted in its entirety and replaced with the following:

“1.2 Duties. The Executive shall serve the Company as its President and Chief Executive Officer to serve in such capacity or other capacities consistent therewith as designated by the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Beacon (the “Beacon Board” and, together with the Company Board, the “Boards”) and shall have such duties, authorities and responsibilities as the most senior executive officer of the Company and Beacon, commensurate with the duties, authorities and responsibilities of persons in similar capacities of similarly sized companies. During the Term, the Executive shall serve the Company faithfully, diligently and to the best of his ability and shall devote substantially all of his business time, energy and skill to the affairs of the Company as necessary to perform the duties of his position, and he shall not assume a position in any other business without the express written permission of the Beacon Board; provided that the Executive may upon disclosure to the Beacon Board (i) serve as a member of not more than one for-profit board of directors so long as the Executive receives prior written permission from the Beacon Board (such permission not to be unreasonably withheld); (ii) serve in any capacity with charitable or not-for-profit enterprises so long as there is no material interference with the Executive’s duties to the Company and (iii) make passive investments where the Executive is not obligated or required to, and shall not in fact, devote any managerial efforts. The Company shall have the right to limit the Executive’s participation in any of the foregoing endeavors if the Beacon Board believes, in its sole and exclusive discretion, that the time being spent on such activities infringes upon, or is incompatible with, the Executive’s ability to perform the duties under this Agreement. On the date hereof, the Executive serves as chairman of the board of directors of Morristown Medical Center and as a member of the board of directors of Harlem Lacrosse and Leadership, both non-profit organizations, which continued service the Beacon Board hereby approves so long as there is no material interference with the Executive’s duties to the Company. In addition, during the Term, the Executive will continue to serve as a member of each of the Boards.”

ii.	Section 2.1 of the Agreement is deleted in its entirety and replaced with the following:

“2.1. Base Salary. The Executive shall receive a base salary at the rate of $1,000,000 per year. Such base salary shall be subject to periodic increase (but no decrease) from time to time as determined by the Beacon Board in its sole discretion (as may be increased from time to time, “Base Salary”). Base Salary shall be payable in such manner and at such times as the Company shall pay base salary to other similarly situated executive employees.”

iii.	The following sentence is added to Section 2.6 of the Agreement, immediately following the first sentence thereof:

“On February 1, 2016 or as soon as is practicable thereafter, Beacon shall grant the Executive an option (the “Supplemental Option”) to purchase 100,000 shares of Common Stock, on such terms as are agreed between Executive and Beacon (including commencement of the vesting period as of February 1, 2016), and which shares shall be subject to the terms of the Management Stockholders Agreement (defined below).”

iv.	The first two sentences of Section 2.8 of the Agreement are deleted in their entirety and replaced with the following:

“In connection with the Executive’s relocation from the New York metropolitan area to the Boston metropolitan area, the Company shall (i) pay the Executive a relocation stipend equal to $125,000 net to Executive after applicable taxes, and (ii) will reimburse Executive up to $25,000 for all reasonable expenses associated with the packing, moving, and unpacking of Executive’s household goods. From the Effective Date until the earlier of (i) the date the Executive relocates to the Boston metropolitan area, or (ii) April 30, 2016, the Company shall reimburse all reasonable, documented commuting expenses to and from the Executives principal residence in the New York metropolitan area (“Commuting Expenses”).

B.	Incorporation. This Amendment is hereby incorporated into and made a part of the Agreement, which is affirmed, ratified and continued as amended hereby.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AMENDMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Employment Agreement as of the day and year set forth above.

BJ’S WHOLESALE CLUB, INC.

By:	/s/ Robert W. Eddy
Name:	ROBERT W. EDDY
Title:	EVP & CHIEF FINANCIAL OFFICER

BEACON HOLDING INC.

By:	/s/ Graham N. Luce
Name:	GRAHAM N. LUCE
Title:	SECRETARY

CHRISTOPHER J. BALDWIN

/s/ Christopher J. Baldwin